Amendment No. 1 to
                                                           SEC File No. 70-9201


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM U-1
                                APPLICATION UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                           GPU SERVICE, INC. ("GPUS")
                               300 Madison Avenue
                          Morristown, New Jersey 07962


                 JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                     METROPOLITAN EDISON COMPANY ("Met-Ed")
                    PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                   P.O. Box 16001, Reading, Pennsylvania 19640
                   -------------------------------------------

                    (Names of companies filing this statement
                       and addresses of principal offices)

                                    GPU, INC.
                                    ---------
                     (Name of top registered holding company
                            parent of the applicants)


M. A. Nalewako, Secretary                      Douglas E. Davidson, Esq.
M. J. Connolly, Esq.,                          Berlack, Israels &
Assistant General Counsel                        Liberman LLP
GPU Service, Inc.                              120 West 45th Street
300 Madison Avenue                             New York, New York  10036
Morristown, New Jersey  07962

                                               S. L. Guibord, Esq.
                                               Secretary
                                               Jersey Central Power &
                                                 Light Company
                                               Metropolitan Edison Company
                                               Pennsylvania Electric Company
                                               300 Madison Avenue
                                               Morristown, New Jersey  07962



                 ----------------------------------------------
                   (Names and addresses of agents for service)

                  The Applicants hereby amend their Application on Form U-1, docketed in SEC File No. 70-9201, as follows:

                  1.       By filing the following exhibit in Item 6 thereof:
                           Exhibits:

                           D-1 Copy of Petition filed by JCP&L with the NJBPU.

                                   SIGNATURES


                  PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                                    GPU, INC.
                                    JERSEY CENTRAL POWER & LIGHT
                                     COMPANY
                                    METROPOLITAN EDISON COMPANY
                                    PENNSYLVANIA ELECTRIC COMPANY
                                    GPU SERVICE, INC.




                                    By:
                                        T.G. Howson
                                        Vice President and Treasurer

Date:  May 14, 1998